Exhibit 99.1
FOR RELEASE: May 5, 2009
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Gretchen Toner
Senior Communications Specialist
610.645.1175
gmtoner@aquaamerica.com
AQUA AMERICA REPORTS EARNINGS FOR THE FIRST QUARTER
Net income up 28 percent; revenue increases 11 percent
BRYN MAWR, PA, May 5, 2009 — Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2009. Net income for the quarter rose to $18.4 million from $14.3 million in 2008, an increase of 28.3 percent. Revenues rose 10.9 percent to $154.5 million from $139.3 million in 2008. Corresponding diluted earnings per share for the year were $0.14, compared to $0.11 for 2008 on 1.4 percent more shares outstanding.
On May 1, 2009, the Board of Directors declared a quarterly cash dividend payment of $0.135 per share payable on June 1, 2009, to all shareholders of record on May 18, 2009. This represents an 8 percent increase over the June 1, 2008 dividend. Aqua has paid a consecutive quarterly dividend for more than 60 years and has increased the dividend 18 times in the last 17 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “While we are very pleased with our financial results, Aqua is equally proud of our major capital investment program and doing our part to restore the country’s economic momentum. This is made possible because of the company’s strong financial situation, which allows us to continue to access the credit markets at historically low financing rates while providing a product that is in demand, even in a recession. Our results show that regulators understand the need for continued spending on infrastructure improvements even in difficult economic times.”
In April, the company was granted rate increases for two major rate cases filed in 2008 in Florida and North Carolina designed to increase annual operating revenues by $13.2 million, and the consolidation of many of the numerous rate structures in those states. These cases will allow the company to begin recovery of the sizable capital it has spent to improve facilities in these states. The company has received annualized rate awards of $22.6 million so far in 2009. This includes awards in Ohio and New York as well as infrastructure improvement surcharges in Illinois, Indiana, Ohio, and Pennsylvania in addition to those received in Florida and North Carolina. The company currently has requested $8.2 million of revenue in rate cases pending and is still expected to seek additional rate relief of $60 million in 2009. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

DeBenedictis said, “The strong financial results this quarter are a reflection of our focus on completing key rate cases over the past year to begin to recover a fair return on the major investments Aqua has made to improve its water and wastewater systems, while also diligently managing operating expenses. This included cases in our recently acquired southern operations, which required significant capital investments to meet standards. The rate relief efforts, which yielded nearly $60 million of annualized awards in 2008 and $22.6 million thus far in 2009, position the company to return to our historic earnings growth results.”
DeBenedictis continued, “Aqua plans to continue to invest a record amount of approximately $300 million in 2009, which not only enhances water quality and reliability for our customers but also leads to economic and job growth in the areas in which we operate. As planned, an increasing amount of our capital expenditures are focused on pipe replacement projects to improve our distribution network and plant upgrades to enhance water quality and service reliability for our customers. In five of the states in which we operate, distribution projects are eligible for distribution system improvement charges (DSIC) — mechanisms that help limit regulatory lag.” The company continued to invest in infrastructure improvements as part of its capital investment program, investing a first quarter record $62.1 million of which $23 million is eligible for DSIC.
During the first quarter, operations and maintenance expenses increased by $2.7 million (4.2 percent), while non-cash depreciation and amortization increased $6.5 million compared to the same period in 2008. Operating expenses for the quarter were negatively affected by an approximate $1 million non-cash charge resulting from the write-off of previously deferred expenses related to Aqua’s rate filing in North Carolina. The larger-than-normal increase in depreciation and amortization expense was due to a $2.4 million rate-case adjustment charge also related to the recent North Carolina rate filing. DeBenedictis added, “Management did an excellent job managing operating expenses in the quarter as evidenced by the nominal operations and maintenance expense growth after taking into account the one-time charges.”
In April, Standard and Poor’s reiterated its A+ corporate credit rating, excellent business risk profile and intermediate financial risk profile for the company’s largest operating subsidiary, Aqua Pennsylvania, Inc. At the end of the first quarter, Aqua America had $74 million available on its credit lines, which are used to fund day-to-day operations. DeBenedictis said, “Aqua’s ability to access historically low-cost financing during this economic period is a reflection of the strength of the company’s credit ratings and balance sheet. This strength allows Aqua America to continue to pursue acquisitions and finance infrastructure rehabilitation programs.”
So far in 2009, Aqua America has continued to expand its operations and completed five acquisitions of systems that provide water or wastewater service to approximately 2,250 people. These acquisitions show the company’s continued commitment to its growth-through-acquisition model. The company’s organic customer growth continues to be below historic levels due to the housing slowdown. DeBenedictis said, “I am pleased that, given the difficult economic environment, the company has still been able to grow and remains positioned to benefit from the eventual housing recovery and return to historic organic growth levels. I foresee opportunities to grow the business in the current environment given the financial pressures on other utilities along with our strong financial position, which we have been able to maintain through our disciplined growth-through-acquisition strategy.”
DeBenedictis said, “I am pleased with our earnings growth in the first quarter and see the strong results continuing as we fine tune our cycle of infrastructure investment and recovery through rate relief in each of our states. We will continue to realize the year-over-year impact of these rate awards and new rate awards that will be granted. I continue to expect our key ratios to show improvement from the benefit of rate cases as well as management’s discipline in managing our operating costs.”

Aqua America’s conference call with financial analysts will take place on Wednesday, May 6, 2009 at 11 a.m. Eastern Daylight Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay beginning at 2 p.m. on May 6, 2009 and for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 4021517). For international callers, dial 719.457.0820 (pass code 4021517).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the timing and impact of pending rate cases, the company’s plans to file future rate increases, the amount of future capital spending by the company and its eligibility for DSIC, the company’s commitment to its business model, the expected impact of a housing recovery on the company, the effects of our capital investments on water quality and service to our customers, growth opportunities related to the financial pressure on other utilities, the expected growth of future revenues and earnings and improvement of key metrics, and the effect of the company’s credit rating on its ability to pursue acquisitions and finance infrastructure rehabilitation programs. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2009	2008

Operating revenues	$154,487	$139,283

Net income	$18,371	$14,321

Basic net income per common share	$0.14	$0.11
Diluted net income per common share	$0.14	$0.11

Average common shares outstanding:
Basic	135,406	133,415
Diluted	135,876	133,970

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2009	2008

Operating revenues	$154,487	$139,283

Cost & expenses:
Operations and maintenance	66,989	64,304
Depreciation	26,387	21,481
Amortization	2,755	1,173
Taxes other than income taxes	11,590	12,109

Total	107,721	99,067

Operating income	46,766	40,216

Other expense (income):
Interest expense, net	16,628	17,130
Allowance for funds used during construction	(625)	(956)
Gain on sale of other assets	(133)	—

Income before income taxes	30,896	24,042
Provision for income taxes	12,525	9,721

Net income	$18,371	$14,321

Net income	$18,371	$14,321
Other comprehensive income, net of tax:
Unrealized holding gain on investments	37	—

Comprehensive income	$18,408	$14,321

Net income per common share:
Basic	$0.14	$0.11
Diluted	$0.14	$0.11

Average common shares outstanding:
Basic	135,406	133,415

Diluted	135,876	133,970

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2009	2008

Net property, plant and equipment	$3,026,696	$2,997,383
Current assets	114,731	121,041
Regulatory assets and other assets	340,542	366,598

	$3,481,969	$3,485,022

Total equity	$1,065,025	$1,060,627
Long-term debt, excluding current portion	1,226,232	1,248,104
Current portion of long-term debt and loans payable	111,940	87,886
Other current liabilities	80,095	105,285
Deferred credits and other liabilities	998,677	983,120

	$3,481,969	$3,485,022